
<ARTICLE>                  5

<PERIOD-TYPE>                                        6-MOS
<FISCAL-YEAR-END>                                    MAR-31-1998
<PERIOD-END>                                         SEP-30-1997
<CASH>                                               334,278
<SECURITIES>                                         929,259
<RECEIVABLES>                                        20,565
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               14,401,767
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       35,058,355<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<COMMON>                                             000
<OTHER-SE>                                           20,314,833
<TOTAL-LIABILITY-AND-EQUITY>                         35,058,833<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,042,949<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     1,443,728<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   514,474
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      453,877
<CHANGES>                                            000
<NET-INCOME>                                         (954,220)<F5>
<EPS-PRIMARY>                                        (13.88)
<EPS-DILUTED>                                        000

<F1>Included  in total  assets:  Investments  in Local Limited  Partnerships  of
$18,915,763, Deferred charges, net $199,129, Tenant security deposits $96,390, Mortgagee escrow deposits $103,266 and other assets $57,938. <F2>Included in Total Liabilities and Equity: Mortgage notes payable of $10,341,914, Accounts payable to affiliates of $453,018, Accounts payable and accrued expenses of $357,099, Interest payable of $637,270, Tenant security deposits payable of $89,310, Payable to affiliated developer of $2,482,000 and Minority interest in Local Limited Partnerships of $382,911. <F3>Total revenue includes: Rental of $907,469, Investment of $46,009 and Other of $89,291. <F4>Included in Other
Expenses: Asset management fees of $114,960, General and administrative of $170,672, Rental operations, exclusive of depreciation of $513,403, Bad debt of $150,539, Property management fees of $65,027, Depreciation of $373,381 and Amortization of $55,746. <F5>Net loss reflects: Equity in losses of Local Limited Partnerships of $528,884, Minority interest in losses of Local Limited Partnerships of $38,578, loss on liquidation of interests in Local Limited Partnerships of $2,538 and extraordinary gain on cancellation of indebtedness of $453,877.

